CHANGE IN CONTROL AGREEMENT


          THIS CHANGE IN CONTROL AGREEMENT (this "Agreement") is made this 29th day of September 1999, by and between CORRECTIONAL SERVICES CORPORATION., a Delaware corporation ("CSC"), and JAMES F. SLATTERY (hereinafter the "Employee").

          WHEREAS, CSC is engaged in the business of developing and operating adult and juvenile correctional facilities;

          WHEREAS, the Employee has certain expertise and acumen and is entering into an Employment Agreement of even date herewith providing for the continued employment of the Employee by CSC (the "Employment Agreement"); and

          WHEREAS, CSC and the Employee desire to enter into this Agreement to establish certain rights and obligations of the parties in the event the employment relationship ends under the circumstances described herein.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in the Employment Agreement, the parties hereto agree as follows:

          I.DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth opposite such terms. All other capitalized terms used in this Agreement shall have the meanings given them in this Agreement, or if no definition is provided herein, the meanings given such terms in the Employment Agreement.

               (a) CAUSE. "Cause" shall have the meaning given such term in the Employee's Employment Agreement.

               (b) CHANGE IN CONTROL. A "Change in Control" (i) shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith at the time of such change in control, and (ii) without limitation by the foregoing, shall be deemed to have occurred if:

                    (A)for any period of two consecutive years beginning on any date from and after the date hereof, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (1) individuals who constitute the Board of Directors at the beginning of such period or (2) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (1) or (2), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (B) or (C) of this Subsection 1(a);

                    (B) the stockholders of the Company approve a merger, recapitalization, reorganization, share exchange, consolidation or similar transaction; in each case, with respect to which all or substantially all of the persons who were respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such merger, recapitalization, reorganization, share exchange, consolidation or similar transaction, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company resulting from such merger, recapitalization, reorganization, share exchange, consolidation or similar transaction;

                    (C) the  stockholders   of   the   Company  approve  any
transaction (or if no such approval is required, upon the occurrence of any transaction), the result of which is that the Common Stock of the Company shall no longer be required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, and that the holders of shares of Common Stock of the Company do not receive common stock of the person surviving such transaction that is required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended; or

                    (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

               (c) COMPANY.   "Company"  shall  mean  Correctional  Services
Corporation and any successor, whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise, whether by operation of law or otherwise, to all or substantially all of the business and/or assets of the Company.

               (d) DATE OF TERMINATION. The "Date of Termination" shall be the date specified in the written Notice of Termination which in no event shall be later than 60 days after the date the written Notice of Termination is given.

               (e) NOTICE OF TERMINATION.   "Notice  of  Termination"  shall
mean a written notice from the party terminating the Employee's employment. The Employee shall have the right in his sole discretion to give such Notice of Termination at any time upon the occurrence of a Change in Control or following a Change in Control. Notwithstanding any provision in the Employment Agreement to the contrary, a Notice of Termination given by the Employee hereunder shall not be deemed a breach by the Employee of the Employment Agreement or any provision thereof.

          2. SEVERANCE RESULTING FROM CHANGE IN CONTROL OF THE COMPANY. In the event the Employee's employment is terminated in contemplation of, upon the occurrence of or following a Change in Control for any reason or in the event the Employee terminates his employment upon the occurrence of or following a Change in Control, the Employee shall be provided with the following benefits:

               (a)The Company shall pay the Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Employee is entitled under any compensation plan of the Company in which the Employee is participating at the time of termination, payable at the time such payments are due, except as otherwise provided below.

               (b) In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Employee a lump sum severance payment (together with the payments provided in clause (c) of this Subsection, the "Severance Payments") equal to three times the sum of (i) the Employee's annual base salary and incentive bonus earned by the Employee, whether paid to the Employee by the Company or due to the Employee from the Company, for the calendar year immediately preceding the Notice of Termination and (ii) any and all additional monetary compensation earned by the Employee, whether paid to the Employee by the Company or due to the Employee from the Company, during such calendar year. In addition, the Company shall pay to the Employee a lump sum payment equal to One Million Dollars ($1,000,000) as payment for the Employee's agreement to extend his non-competition and non-solicitation covenants in Section 7(a) of his Employment Agreement to four (4) years following the date of termination.

               (c) The Company shall pay to the Employee any deferred compensation allocated or credited to the Employee or his account as of the date of termination.

               (d) The Company shall also pay to the Employee all legal fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

               (e) If the payments provided under Subsections (b) and/or (c)
above (the "Contract Payments") or any other portion of the Total Payments (as defined below) will be subject to the tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Employee at the time specified in subsection (f) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this clause, shall be equal to the Contract
Payments  and  such  other  Total  Payments.   For  purposes of determining
whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a Change in Control of the Company or the Employee's termination of employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control of the Company, will become affiliated) with the Company within the meaning of Section 1504 of the Code) (together with the Contract Payments, the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Employee the Total

Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code either to the extent such reasonable compensation is in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of
Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee's employment, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

               (f) The payments provided  for  in  Subsections (b), (c), and
(e) above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at a rate equal to 120% of the rate provided in Section 1274(d) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the
Date of Termination.   In  the  event  that  the  amount  of  the estimated
payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee payable on the fifth day after demand by the Company (together with interest at a rate equal to 120% of the rate provided in Section 1274(d) of the Code).

               (g) Any   options  held  by  the  Employee  to  purchase  any
securities of the Company which are not exercisable as of the Date of Termination, notwithstanding any other provision of the option or any plan under which it was granted or issued regarding vesting or exercisability or otherwise, shall become fully vested and exercisable as of the Date of Termination and all options held by the Employee (including those already exercisable and those that become exercisable pursuant to this Subsection
(g)), shall remain exercisable for the balance of their respective terms and all other terms of the options shall remain in full force and effect.

               (h) The  Company shall arrange to provide the Employee, for a period of 36 months from and after the Date of Termination, with life, disability, accident and health insurance benefits substantially similar to those that the Employee was receiving immediately prior to the Notice of
Termination.   Benefits  otherwise  receivable by the Employee pursuant  to this Subsection shall be reduced to the extent comparable benefits are actually received by the Employee during the 36-month period following the Employee's termination, and any such benefits actually received by the Employee shall be reported to the Company.

               (i) In addition to all other amounts payable to the Employee, the Employee shall be entitled to receive all benefits payable to the Employee under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by the Company or any of its subsidiaries relating to retirement benefits.

          3. NOTICE  OF  TERMINATION.  Any purported  termination  of  the
Employee's  employment  by  the   Company  or  by  the  Employee  shall  be
communicated by written Notice of Termination to the other party hereto in accordance with Section 8 of this Agreement.

          4. NO MITIGATION. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise except as specifically provided in Subsection 2(h).

          5. TERMINATION   IN   CONTEMPLATION  OF  CHANGE  IN  CONTROL.   In
connection with a termination of Employee's employment in contemplation of a Change in Control, any reference in this Agreement with regard to any measurement date or time or the parameters of any time period that references the time or date of the Change in Control shall be deemed to mean either (a) the date or time of the occurrence constituting the Date of Termination by the Company, or (b) the date or time of the Change in Control, as the context would require to effectuate the intent of the provisions of this Agreement.

          6. DEATH. If the Employee should die while any amount would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Employee's legatee or other designee or, if there is no such designee, to the Employee's estate.

          7. SUCCESSORS; BINDING AGREEMENT.

               (a) The Company shall require any successor  (whether  direct
or   indirect,  by  purchase,  merger,  share  exchange,  consolidation  or otherwise and whether by operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform the obligations of the Company under this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled to hereunder as if the Employee terminated the Employee's employment following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

               (b) This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, heirs, distributees and legatees.

               (c) In   the  event  that  the  Employee  is  employed  by  a
subsidiary of the Company wherever in this Agreement reference is made to the "Company," unless the context otherwise requires, such reference shall also include such subsidiary. The Company shall cause such subsidiary to carry out the terms of this Agreement insofar as they relate to the employment relationship between the Employee and such subsidiary, and the Company shall indemnify the Employee and save the Employee harmless from and against all liability and damage the Employee may suffer as a consequence of such subsidiary's failure to perform and carry out such terms. Wherever reference is made to any benefit program of the Company, such reference shall include, where appropriate, the corresponding benefit program of such subsidiary if the Employee was a participant in such benefit program on the date a Change in Control of the Company has occurred.

          8. NOTICES. Any notice required or permitted to be given under this Agreement shall be given in writing, and shall be delivered by hand or by certified mail, postage prepaid and return receipt requested, addressed as set forth below:

               If to the Company:

               Correctional Services Corporation
               1819 Main Street, Suite 1000
               Sarasota, Florida 34236
               Attention:

               If to the Employee:

               James F. Slattery
               8150 Perry Maxwell Circle
               Sarasota, Florida  34240

          All notices delivered by certified mail shall be deemed delivered on the second day (not including Sundays or holidays observed by the U.S. postal service) after mailing. Notices delivered by hand to the Employee must be delivered in person to the Employee. Notices delivered by hand to the Company must be delivered to a person at the offices of the Company or in person to the Chief Executive Officer. Any change of address by either the Company or the Employee must be promptly communicated in writing and delivered in accordance with this Section 8.

          9. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement by any other party hereto shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

         10. BINDING  EFFECT.   Except  as  otherwise  expressly   provided
herein, the rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. The Company has agreed to enter into this Agreement with Employee in connection with his employment by the Company. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement except as otherwise provided herein.

         11. ENTIRE  AGREEMENT.   This  Agreement   and   the   Employment
Agreement constitutes the entire understanding of the Employee and the Company in respect of the subject matter hereof and supersedes any and all prior understandings and agreements, written or oral, relating to such subject matter of this Agreement. This Agreement and the provisions hereof may not be changed, waived or canceled orally, but may be changed, waived, or canceled only by an instrument in writing signed by the parties hereto.

         12. SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the provisions of this Agreement.

         13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. SURVIVAL.   The  parties   understand   and  agree  that  this
Agreement in its entirety survives the termination or expiration of the Employee's employment.

         15. LAW AND INTERPRETATION. This Agreement shall be governed by the laws of the State of Florida, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity of enforceability of any other provisions.

         16. ARBITRATION.   Any dispute or controversy arising under this
Agreement or relating in any way to the Employee's employment with the Company shall be settled exclusively by arbitration in the State of Florida in accordance with the rules of the American Arbitration Association then in effect. The parties hereto agree that except as otherwise provided herein, each of them shall bear their own costs, including attorney's fees, incurred in any such arbitration and further agree that the cost of the arbitrator shall be shared equally between them. The parties further agree that judgment may be entered on the arbitrator's award in any court having jurisdiction.

          IN   WITNESS  WHEREOF,  the  parties  hereto  have  executed  and delivered this Agreement under seal as of the date first above written.


ATTEST:                       CORRECTIONAL SERVICES    CORPORATION


/s/ Seth Truwit               By:  /s/ James F. Slattery (SEAL)
________________________      ____________________________
Name:  Seth Truwit            Name: James F. Slattery
                              Title: President & CEO


WITNESS:

/s/ Seth Truwit                    /s/ James F. Slattery
________________________      ____________________________
Name:  Seth Truwit            Name: James F. Slattery


     Approved by a majority of the members of the Compensation Committee at a duly convened meeting of that committee held on September 29, 1999.


/s/ Melvin T. Stith
________________________
Melvin T. Stith


/s/ Stuart M.Gerson
________________________
Stuart M. Gerson